Exhibit 4.1

AMENDMENT
TO
AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment, dated as of April 10, 2017, is made between Polaris Industries Inc., a Minnesota corporation (the “Company”), and Wells Fargo Bank, National Association as Rights Agent (the “Rights Agent”), and amends the Amended and Restated Rights Agreement dated as of April 29, 2010 (the “Rights Agreement”).

Recitals

A.            Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of that section.

B.            The Board of Directors of the Company desires to amend the Rights Agreement to accelerate the Final Expiration Date set forth therein.

Amendment

This Amendment amends the Rights Agreement as follows:

1.          Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2.            The definition of “Final Expiration Date” set forth in Section 7(a)(i) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

 “(i) the Close of Business on April 14, 2017 (the “Final Expiration Date”),”

3.            This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute the same instrument.

4.            This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

[Signature Page Follows]
4

This Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

POLARIS INDUSTRIES INC.

By:	/s/Scott W. Wine
	Name:	Scott W. Wine
	Title:	Chairman and CEO

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/Andrea Severson
	Name:	Andrea Severson
	Title:	AVP - Client Services